Exhibit 10.1(z)

SAUER-DANFOSS INC.

ANNUAL MANAGEMENT PERFORMANCE INCENTIVE PLAN

Amended and Restated as of December 29, 2008

SAUER-DANFOSS INC.

ANNUAL MANAGEMENT PERFORMANCE INCENTIVE PLAN

Amended and Restated as of December 29, 2008

The Sauer-Danfoss Inc. Annual Management Performance Incentive Plan is designed to achieve the following objectives:

a)              Link variable pay to strategic business objectives and performance;

b)             Provide a means to recognize and reward outstanding individual performance;

c)              Facilitate the attraction, retention and motivation of talent; and

d)             Provide a competitive compensation opportunity.

ARTICLE I

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meaning indicated, unless a different meaning is clearly required by the context:

1.                   The “Plan” means this Sauer-Danfoss Inc. Annual Management Performance Incentive Plan with all amendments and supplements hereafter made.

2.                   The “Company” means Sauer-Danfoss Inc., a Delaware corporation, its successors, and the surviving companies or corporations resulting from any merger or consolidation of Sauer-Danfoss Inc. with any other corporation or partnership.

3.                   A “Subsidiary” means any corporation, partnership, limited liability company, joint venture, affiliate or other entity in which the Company, directly or indirectly, has a majority voting interest.

4.                   The “Executive Office” means the Executive Office of Sauer-Danfoss Inc., as the same shall from time to time exist.

5.                   An “Employee” shall mean any person employed by the Company or a Subsidiary.

6.                   A “Participant” shall mean any Employee who is eligible to participate in the Plan as provided in Article II.

7.                   The “Plan Year” means the fiscal year of the Company, which as of January 1, 2007 coincides with the calendar year.

8.                   An “Incentive Compensation Award” shall mean the incentive compensation amount determined for a Participant pursuant to the Plan with respect to any Plan Year, prior to any increase or reduction by the “Business Discretionary Adjustment” and/or the “Individual Performance Modifier” as provided by Article III, Paragraphs 6 and 7.

9.                   A “Beneficiary” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the Participant’s Incentive Compensation Award in the event of the death of the Participant prior to payment of the Participant’s Incentive Compensation Award.

10.             The “Target Incentive Opportunity” means an amount equal to a target percentage multiplied by the base salary paid to the Participant from the Participant’s effective date of participation through the end of the Plan Year.  Should a Participant have periods of illness or injury during the Plan Year, payments such as sick leave or disability pay, which are paid to the Participant in lieu of base salary during those periods, will be considered as base salary for the purpose of computing the Target Incentive Opportunity.

11.             “Achieved Performance” shall mean the actual EBIT Margin for the Company, Division or Business Unit per the Company’s yearend audited financial statements, measured on the same basis and with the same adjustments as the Participant’s original Performance Target and as otherwise adjusted pursuant to Article III, Paragraph 2.

12.             “Performance Target” shall mean the financial performance target for EBIT Margin for the Company, Division or Business Unit, as the case may be, as determined through the annual budgeting process for any Plan Year, as approved by the Executive Office and as further described in Article III, Paragraph 2.

13.             “EBIT Margin” (Earnings Before Interest and Taxes Margin) for the Company or for any Division or Business Unit, as the case may be, shall be defined as net income adjusted to remove any income tax expense or benefit and to remove any Net Interest Expense; divided by gross revenue for the Company or the corresponding Division or Business Unit, as the case may be.

14.             “Net Interest Expense” for Sauer-Danfoss Inc. or for any Division or Business Unit, as the case may be, shall be defined as interest expense, net of interest income, on interest bearing indebtedness plus minority interest expense, net of minority interest income.

15.             “Total Company Factor” shall mean a weighting factor, from 0% to 100%, assigned by the Executive Office to the Participant for the Plan Year and representing the relative importance that the total Company’s performance shall have on a Participant’s Incentive Compensation Award.  The sum of the Participant’s Company Factor plus the Participant’s Division / Business Unit factor shall equal 100%.

16.             “Division / Business Unit Factor” shall mean a weighting factor, from 0% to 100% assigned by the Executive Office to the Participant for the Plan Year and representing the relative importance that the Division / Business Unit shall have on a Participant’s

Incentive Compensation Award.  The sum of the Participant’s Total Company Factor plus the Participant’s Division / Business Unit Factor shall equal 100%.

17.             “Permanent and Total Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan.

18.             “Retirement” shall mean the normal retirement date on which a Participant qualifies for full retirement benefits under the Company’s qualified retirement plan, as identified by the Executive Office.

19.             “Business Discretionary Adjustment” shall mean an adjustment, solely at the discretion of the Executive Office, to increase or decrease the Incentive Compensation Awards for the Total Company and/or a specific Division and/or a specific Business Unit by up to 20 percentage points prior to payment.

20.             “Individual Performance Modifier” shall mean a percentage multiplier, from 0% to 125% that can be applied, at the discretion of the Executive Office, to increase or decrease an individual Participant’s Incentive Compensation Award, as adjusted by any Business Discretionary Adjustment, prior to payment.

ARTICLE II

ELIGIBILITY AND MEASUREMENT BASIS

The Executive Office shall, in its discretion, select the Employees who are to participate in the Plan and the selected Employees shall be notified of their selection in writing or electronically.  Notwithstanding the previous sentence, an Employee’s whose total compensation package is determined and administered by the Compensation Committee of the Sauer-Danfoss Inc. Board of Director’s shall be eligible to participate in this Plan only as dictated by the Compensation Committee.  Participation for each Employee shall be determined on an annual basis.  The Executive Office shall determine, for each Participant, the target percentage of base salary to be used in determining the Participant’s Target Incentive Opportunity.

The Executive Office shall also determine the business elements (Company and/or Division and/or Business Unit) that will be used to determine each Participant’s Incentive Compensation Award.  The Executive Office will also select the Participant’s Total Company Factor and the Participant’s Division / Business Unit  Factor, as defined above.  The relevant business element and the  Total Company Factor and/or Divison / Business Unit Factor will be communicated to each Participant at the same time as the selection notification.

If a Participant transfers responsibilities during the course of a Plan Year, the Executive Office will determine, on a case-by-case basis, the Incentive Compensation Award for such Participant for the Plan Year.

ARTICLE III

INCENTIVE COMPENSATION AWARDS

1.              The Incentive Compensation Award determined for a Participant will be based upon Achieved Performance relative to the pre-established Performance Targets in accordance with the provisions of paragraphs (2) through (6) below and subject to all other provisions of this Plan.  The Incentive Compensation Award so determined will be subject to adjustment, prior to payment, in accordance with paragraphs (6) and (7) below.

2.              At the beginning of the Plan Year, Performance Targets are established by the Executive Office for Company EBIT Margin, Division EBIT Margin and Business Unit EBIT Margin. At the discretion of the Executive Office, the Performance Targets can be adjusted to remove the impact of significant operations (e.g. Hydro-Gear) that are not directly influenced by the Participant’s actions.  At the discretion of the Executive Office, the Performance Targets can be adjusted to remove the impact of significant events (e.g. plant closings, financial accounting changes).  Where adjustments to Performance Targets are made to remove the impact of significant operations or events, the yearend audited results will be adjusted accordingly to measure Achieved Performance relative to the Performance Targets.  Achieved Performance can also be adjusted, at the discretion of the Executive Office, to remove the impact of any significant non-recurring or extraordinary items that were not reflected in the original Performance Targets.

3.              Achieved Performance equal to the Performance Target will result in an Incentive Compensation Award for the Plan Year to which it relates equal to the Target Incentive Opportunity.

4.              Achieved Performance which exceeds the Performance Target will result in an Incentive Compensation Award for the Plan Year to which it relates of up to 200% of the Target Incentive Opportunity, based on a pre-determined scale approved by the Executive Office.

5.              Achieved Performance which falls short of the Performance Target will result in an Incentive Compensation Award for the Plan Year to which it relates from 0% - 100% of the Target Incentive Opportunity, based on a pre-determined scale approved by the Executive Office.

6.              The Incentive Compensation Awards for Company, Division or Business Unit Participants, considered as an entire group, may be increased or decreased, prior to payment, by the Business Discretionary Adjustment.  The degree to which Incentive Compensation Awards will be adjusted by a Business Discretionary Adjustment shall be determined by the Executive Office, in its sole discretion.

7.              The Incentive Compensation Award for the Participant, as adjusted by the Business  Discretionary Adjustment in Paragraph 6 immediately above, may be further adjusted by an Individual Performance Modifier, prior to payment, as determined by the Executive Office in its sole discretion.  As a multiplier, a 0% Individual Performance Modifier would operate to eliminate a Participant’s Incentive Compensation Award for a given Plan Year, since 0% times any number would be zero.  The 0% Individual Performance Modifier is intended to be used in instances where a Participant engages in misconduct detrimental to the Company or a Subsidiary or where any payout is otherwise not warranted based on the Executive Office’s discretion.

8.              The maximum payout to any one Participant under the Plan for any given Plan Year, including any Business Discretionary Adjustment and any Individual Performance Modifier, shall be 200% of the Target Incentive Opportunity.

9.              The Incentive Compensation Award, as adjusted in Article III — Paragraphs 6 and 7, shall be paid in cash in a lump sum to the Participant on or before May 31st of the year following the Plan Year with respect to which such Incentive Compensation Award is determined to be earned.

10.        Notwithstanding anything to the contrary contained in the Plan and except where prohibited by local employment laws, the right of a Participant to receive an Incentive Compensation Award will be forfeited in the event the Participant’s employment with the Company or any Subsidiary is terminated prior to payment under circumstances other than death, Permanent and Total Disability, or Retirement.    Notwithstanding the previous sentence, the Executive Office reserves the right to waive such automatic forfeiture provisions and pay out a terminated Participant on a full or pro-rata basis as it determines appropriate under the circumstances.

In the event of termination due to death, Permanent and Total Disability or Retirement any  Incentive Compensation Award will be paid to the Participant’s Beneficiary or the Participant, as the case may be, on a pro rata basis as soon as practicable following the determination of the amount of the Incentive Compensation Award that would have been paid to the Participant had he or she survived or remained an Employee of the Company or any Subsidiary for the entire Plan Year.

ARTICLE IV

ADMINISTRATION

The Executive Office shall be responsible for the general administration of the Plan and for carrying out the provisions hereof and shall have all such powers, authorities and responsibilities expressly retained by it herein and as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of an Incentive Compensation Award, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve any and all other questions arising under the Plan, including any questions of construction.  The Executive Office may designate such person or persons as it shall determine to carry out any such powers, authorities or responsibilities.

The actions taken and the decisions made by the Executive Office hereunder shall be final and binding upon all interested parties.  The Executive Office may, as to all questions of accounting, rely conclusively upon any determination made by the independent public accountants for the Company.

ARTICLE V

AMENDMENT AND TERMINATION

The Executive Office reserves the right to amend or terminate the Plan at any time by written action of the Executive Office; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount of an Incentive Compensation Award theretofore granted.

ARTICLE VI

MISCELLANEOUS

1.                   Nonalienation.  No Participant or Beneficiary shall in any manner encumber or dispose of the right to receive any payment of an Incentive Compensation Award hereunder.  If a Participant or Beneficiary attempts to assign, transfer, alienate or encumber the right to receive the amount of an Incentive Compensation Award hereunder or permits the same to be subject to alienation, garnishment, attachment, execution or levy of any kind, then the Executive Office in its sole discretion may hold or apply such amount or any part thereof to or for the benefit of such Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, children, blood relatives or other dependents, or any of them in such manner and in such proportions as the Executive Office may consider proper.  Any such application of the amount of an Incentive Compensation Award may be made without the intervention of a guardian.  The receipt by the payee shall constitute a complete acquittance to the Company with respect thereto and neither the Company nor any Subsidiary nor the Executive Office shall have any responsibility for the proper application thereof.

2.                   Plan Noncontractual.  Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company or a Subsidiary to continue such person’s employment with the Company or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Company or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

3.                   Interest of Participant and Beneficiary.  The obligation of the Company under the Plan to make payments of an Incentive Compensation Award merely constitutes the unsecured promise of the Company to make payments from its general assets as provided therein, and no Participant or Beneficiary shall have any interest, or a lien or prior claim upon any property of the Company or any Subsidiary.

4.                   Claims of other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or any Subsidiary, their officers, employees, or directors, except any such rights as are especially provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.                   Facility of Payment.  If any person to whom an Incentive Compensation Award is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, child, brother or sister, or any other individual deemed by the Executive Office to be maintaining or responsible for the maintenance of such person.  Any payment made in accordance with the provisions of this Section 5 shall be a complete discharge of any liability of the Plan with respect to such payment.

6.                   Absence of Liability.  No member of the Board of Directors of the Company or of a Subsidiary, no member of the Executive Office, or the Chairman and Chief Executive Officer, or any officers of the Company or a Subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or except in circumstances involving his bad faith, for anything done or omitted to be done by him.

7.                   Severability.  The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

8.                   Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Iowa, U.S.A.

Executed this 29th day of December, 2008

Sauer-Danfoss Inc.

By	/s/ Ron Hanson
Ron Hanson – VP HR